EXHIBIT h.12

                                    FORM OF
                          FINANCIAL GUARANTY AGREEMENT

                                    FORM OF
                          FINANCIAL GUARANTY AGREEMENT

                  FINANCIAL GUARANTY AGREEMENT, dated as of               , 1999
(the "Agreement"), among MBIA Insurance Corporation, a New York monoline stock insurance company (the "Insurer"), AELTUS INVESTMENT MANAGEMENT, INC., a Connecticut company ("Aeltus"), and AETNA SERIES FUND, INC., an open-end management investment company (the "Fund").


                              W I T N E S S E T H:
                              --------------------

                  WHEREAS, the Fund is a series fund and intends to create one or more additional series, each called Aetna Principal Protection Fund (each a "PPF") and each advised by Aeltus, which will include a promise by the Fund on behalf of each PPF (each a "Repayment Obligation") to repay to each shareholder thereof (a "PPF Shareholder") at maturity his or her Guarantee Amount (as defined herein); and

                  WHEREAS, the Insurer is authorized to transact a financial guaranty insurance business in the State of Connecticut and the Fund has requested the Insurer, and the Insurer has agreed, to issue a financial guaranty in connection with each PPF substantially in the form of Exhibit A hereto (each a "Policy"), in the aggregate amount of $250,000,000, to assure the timely payment by the Fund of the Repayment Obligations with respect to such PPFs; and

                  WHEREAS, the parties hereto, among other things, desire to specify the conditions precedent to the issuance by the Insurer of the Policies, the payment of the premium and other amounts in respect thereof, the reimbursement obligations of Aeltus, the investment adviser to the Fund, to the Insurer, and to provide for certain other matters related thereto;

                  NOW, THEREFORE, in consideration of the promises and of the agreements herein contained, the parties hereto agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

                  Section 1.1 General Definitions. The terms defined in this
Article I shall have the meanings provided herein for all purposes of this Agreement, unless the context clearly requires otherwise, in both singular and plural form, as appropriate.

                  "Adjusted Total Asset Value" shall have the meaning set forth in Section 3.5.

                  "Aggregate Guarantee Amount" shall mean, with respect to any PPF, on any date of determination, the aggregate Guarantee Amounts with respect to all PPF Shareholders in such PPF on such date of determination.

                  "Application" shall have the meaning set forth in Section 2.2.

                  "Asset Allocation Test" shall have the meaning set forth in
         Section 3.5.

                  "Asset Allocation Threshold" shall mean, with respect to any PPF, on any Valuation Date, an amount equal to 99% of the sum of (i) the Present Value of the Aggregate Guarantee Amount and (ii) the Present Value of Covered Expenses.

                  "Business Day" shall mean a day that is a Trading Day and is not a Saturday or Sunday, and is not a legal holiday or a day on which banking institutions generally are authorized or obligated by law or regulation to close in New York, New York or in Hartford, Connecticut.

                  "Cash Associated with Futures" shall mean, with respect to any Index Future, on any Valuation Date, an amount of cash or Cash Equivalents equal to the Market Value thereof on such Valuation Date.

                  "Cash Equivalents" shall mean the Eligible PPF Investments described in Section 3.1(b)(i).

                  "Cash Margin" shall mean, with respect to any U.S. Treasury Future, on any Valuation Date, the mark to Market Value of the Cash Equivalents held as margin for such security on such Valuation Date.

                  "Class B Percentage" shall mean, with respect to any PPF, on any Valuation Date, the percentage equivalent of a fraction, the numerator of which is the product of the NAV of the Class B shares of such PPF multiplied by the number of Class B shares of such PPF outstanding, and the denominator of which is the sum of (i) the product of the NAV of the Class A shares of such PPF multiplied by the number of Class A shares of such PPF outstanding and (ii) the product of the NAV of the Class B shares of such PPF multiplied by the number of the Class B shares of such PPF outstanding.

                  "Contractual Obligation" shall mean, as to any Person, any provision of any security issued by such Person or any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

                  "Corporate Bond" shall mean, on any Valuation Date, the debentures of any corporation as described in Section 3.1(b)(iii).

                  "Covered Expenses" shall mean, for any class of shares of any PPF, the annual fund operating expenses enumerated in the final prospectus for such PPF.

                  "Covered Expense Ratio" shall mean, with respect to any PPF, on any Valuation Date, the higher of (a) the expense ratio utilized by Aeltus in its asset allocation model and (b) the Lower Covered Expense Ratio, provided, however, that if the percentage of the Total Asset Value of such PPF on such date allocable to equities according to the Asset Allocation Test is less than 30% using the Lower Covered Expense Ratio, the Covered Expense Ratio will equal the Higher Covered Expense Ratio.

                  "Custodian" shall mean Mellon Bank, N.A. or any successor or assigns under the Custodian Agreement.

                  "Custodian Agreement" shall mean the Custodial Services Agreement by and between the Fund and the Custodian with respect to the custody of the assets of certain series of the Fund including the PPFs, as the same may be amended, supplemented or modified from time to time.

                  "Custodian Service Agreement" shall mean the Service
         Agreement, dated           , 1999, among the Fund, the Insurer and the
         Custodian, substantially in the form of Exhibit B hereto, as the same may be amended, supplemented or otherwise modified from time to time, and any other agreement substantially in the form of Exhibit B hereto with a successor Custodian.

                  "Default" shall mean any of the events specified in Section 4.1, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

                  "Default Period" shall have the meaning set forth in Section 4.2(a).

                  "Discount Rate" shall mean, with respect to any PPF, on any Valuation Date, the quotient of (a) the sum of (i) the aggregate Market Value of the Fixed Income Portfolio multiplied by the Fixed Income Portfolio Yield with respect to such PPF plus (ii) the U.S. Treasury Futures Spread for such PPF, divided by (b) the aggregate Market Value of the Fixed Income Portfolio; provided, however if such PPF does not hold any securities in its Fixed Income Portfolio on such Valuation Date, the Discount Rate shall equal the interest rate derived by calculating the internal rate of return for a proxy U.S. Treasury Zero maturing on the date closest to the Maturity Date with respect to such PPF, but in no event later than such Maturity Date. The internal rate of return for such proxy U.S. Treasury Zero shall be calculated based on the actual days to maturity, compounded on an annual basis, and shall be based on the Market Value for such U.S. Treasury Zero as of such Valuation Date compared with the par value for such U.S. Treasury Zero at maturity.

                  "Distribution" shall mean any payment by a PPF that is not a Covered Expense or a transaction related brokerage expense, and shall include without limitation, any distribution of income, dividends, capital gains or principal to its shareholders and any payment of income taxes or excise taxes.

                  "Effective Date" shall mean the date on which the conditions set forth in Section 2.3 are satisfied.

                  "Eligible PPF Investments" shall have the meaning set forth in
         Section 3.1(b).

                  "Equity Portfolio" shall mean, with respect to any PPF, all holdings which are Eligible PPF Investments defined in Sections 3.1(b)(v) and (vi).

                  "Event of Default" shall have the meaning set forth in Section 4.1.

                  "Fee Payment Date" shall have the meaning set forth in Section 2.4.

                  "Fixed Income Portfolio" shall mean, with respect to any PPF, all holdings which are Eligible PPF Investments defined in Sections 3.1(b)(ii), (iii) and (iv).

                  "Fixed Income Portfolio Yield" shall mean, with respect to any PPF on any Valuation Date, the sum of (a) the weighted average spread over the U.S. Treasury zero maturing on the date closest to the Maturity Date with respect to such PPF, but in no event later than such Maturity Date, of such PPF's Fixed Income Portfolio (excluding U.S. Treasury Futures) and Cash Margin, as calculated using Lehman Brothers analytics or another widely recognized, reputable source, as of the close of business on the Business Day prior to such Valuation Date based on the Market Value for each Fixed Income Portfolio security on such Business Day plus (b) the yield to maturity of the U.S. Treasury zero maturing on the date closest to the Maturity Date with respect to such PPF, but in no event later than such Maturity Date, calculated based on the actual days to maturity compounded on a semi-annual basis based on the Market Value for such U.S. Treasury zero as of such Valuation Date compared with the par value for such U.S. Treasury zero at maturity.

                  "Fund Sector Weight" shall mean, with respect to any PPF, for any Sector, on any Valuation Date, the percentage equivalent of a fraction, the numerator of which is the aggregate Market Value of all Index Equities belonging to such Sector held by such PPF on such Valuation Date and the denominator of which is the aggregate Market Value of all Index Equities held by such PPF on such Valuation Date.

                  "Fund Weight" shall mean, with respect to any PPF and an Index Equity, on any Valuation Date, the percentage equivalent of a fraction, the numerator of which is the Market Value of such Index Equity held by such PPF on such Valuation Date and the denominator of which is the aggregate Market Value of all Index Equities held by such PPF on such Valuation Date.

                  "Government Authority" shall mean any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

                  "Guarantee Amount" shall mean, with respect to any PPF Shareholder, on any date of determination, an amount equal to the product of (i) the Guarantee per Share for the class of shares of such PPF held by such PPF Shareholder on such date and (ii) the total number of such shares held by such PPF Shareholder on such date.

                  "Guarantee per Share" shall mean, with respect to any class of shares of any PPF, on any Valuation Date, (i) on the Inception Date, the NAV for such class at the close of business on the last day of the Offering Period for such PPF; and (ii) thereafter, the Guarantee per Share for such class of shares of any PPF on the immediately preceding Valuation Date divided by one plus the quotient of (i) the amount of any Distribution made by such PPF calculated on a per share basis for such class of shares effective since the immediately preceding Valuation Date divided by (ii) the NAV per share for such class of shares prior to any such Distribution minus the amount of such Distribution calculated on a per share basis for such class of shares.

                  "Guarantee Period" shall mean, with respect to any PPF, the period commencing on and including the Inception Date to and including the Maturity Date.

                  "High Ranked Equities" shall mean, on any date of determination, the Index Equities listed by Aeltus as "High Ranked Stocks" in the report most recently delivered by Aeltus to the Insurer pursuant to Section 3.4.

                  "Higher Covered Expense Ratio" shall mean, with respect to any PPF, on any Valuation Date, the sum of (a) 1.50% times the excess, if any, of (i) one over (ii) the Class B Percentage with respect to such PPF plus (b) 2.25% times the Class B Percentage with respect to such PPF.

                  "Hypothetical Total Asset Value" shall mean, with respect to any PPF, an amount equal to the Total Asset Value on the date on which a Permanent Deficit Event shall have occurred with respect to such PPF, recalculated as follows: (a) the value of the Equity Portfolio of such PPF on the Valuation Date immediately preceding such Permanent Deficit Event shall (i) first, be reduced to an amount such that the Adjusted Total Asset Value would have equaled the sum of the Present Value of the Aggregate Guarantee Amount plus the Present Value of Covered Expenses calculated using the Higher Covered Expense Ratio for such PPF on such Valuation Date and (ii) second, be reduced to reflect the change in the value of the Equity Portfolio from such Valuation Date to the date on which the Permanent Deficit Event shall have occurred and
         (b) the value of the Fixed Income Portfolio of such PPF on such Valuation Date shall (i) first, be increased in an amount equal to the dollar decrease in the amount of the Equity Portfolio determined in clause (a)(i) above and (ii) second, be increased or reduced to reflect the change in the value of the Fixed Income Portfolio from such Valuation Date to the date on which the Permanent Deficit Event shall have occurred. A sample calculation is set forth in Annex C.

                  "Inception Date" shall mean, with respect to a PPF, the Business Day immediately following the last day of the Offering Period.

                  "Indemnitee" shall have the meaning set forth in Section 2.6.

                  "Indemnified Liabilities" shall have the meaning set forth in
         Section 2.6.

                  "Index Equity" shall mean, on any Valuation Date, the equity securities of any company included in the S&P 500 Index on such Valuation Date, as published by FactSet Data Systems, Inc. ("FactSet").

                  "Index Equity Capitalization" shall mean, for any Index Equity, on any Valuation Date, the product of the number of shares outstanding of such Index Equity, as published by FactSet multiplied by the price per share of such Index Equity, as published by Bridge Data Company ("Bridge").

                  "Index Future" shall mean a forward contract on the S&P 500 Index, as traded on the Chicago Mercantile Exchange.

                  "Index Weight" shall mean, for any Index Equity, on any Valuation Date, the percentage equivalent of a fraction, the numerator of which is the Index Equity Capitalization of such Index Equity on such Valuation Date and the denominator of which is the Total Index Capitalization on such Valuation Date.

                  "Lien" shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), other charge or security interest, or any preference, priority or other agreement or preferential arrangement of any kind or nature whatsoever.

                  "Low Ranked Equities" shall mean, on any date of determination, the Index Equities listed by Aeltus as "Low Ranked Stocks" in the report most recently delivered by Aeltus to the Insurer pursuant to Section 3.4.

                  "Lower Covered Expense Ratio" shall mean, with respect to any PPF, on any Valuation Date, 1.50% minus, for such PPF, the lesser of
         (i) 0.5% and (ii) the percentage equivalent of an amount equal to the excess, if any, of 1.015 over the product of (x)
         0.96109 times (y) one plus the Discount Rate with respect to such PPF on the last day of the Offering Period for such PPF.

                  "Market Value" shall mean, with respect to any PPF, securities which are generally valued by independent pricing services which have been approved by the Fund's Board of Directors. The values for each Index Equity traded on registered securities exchanges are based on the last sale price or, if there has been no sale that day, at the mean of the last bid and asked price on the exchange where the security is principally traded. Index Equities traded over the counter are valued at the mean of the last bid and asked price or, if there has been no sale that day, at the mean of the last bid and asked price. Short-term debt securities that have a maturity date of more than sixty days and long-term debt securities are valued at the mean of the last bid and asked price of such securities obtained from a broker-dealer that is a market-maker in the securities or a service providing quotations based upon the assessment of market-makers in those securities. Short-term debt securities maturing in sixty days or less as of the date of purchase will be valued using the "amortized cost" method of valuation. This involves valuing an instrument at its cost and thereafter assuming a constant amortization of premium or increase of discount. Futures contracts are valued daily at a settlement price based on rules of the exchange where the futures contract is primarily traded. Securities for which market quotations are not readily available are valued at their fair value in such manner as may be determined, from time to time, in good faith, by or under the authority of, the Fund's Board of Directors. The NAV of each PPF is determined as of the close of regular trading on The New York Stock Exchange (normally 4:00 p.m. eastern time).

                  "Maturity Date" shall have the meaning set forth in Section
         2.1.

                  "Modified Duration" shall mean, with respect to any fixed income security, the quotient of (a) the weighted average term to maturity of such security's cash flows divided by (b) the sum of (i) one plus (ii) one half of the security's current bond equivalent yield to maturity.

                  "Moody's" shall mean Moody's Investors Service, Inc. and its successors and assigns.

                  "NAV" shall mean the net asset value of the PPF, which is equal to the Market Value of all assets held in the PPF less any accrued and unpaid expenses of such PPF.

                  "Notional Value" shall mean the pre-determined dollar principal amount on which the contract is based.

                  "NYSE" shall mean The New York Stock Exchange.

                  "Offering Period" shall have the meaning set forth in each PPF's prospectus. Generally, this will be the period preceding the Inception Date during which a PPF permits sales of shares to investors.

                  "Permanent Deficit Event" shall have the meaning set forth in
         Section 2.5(a).

                  "Permanent Deficit Reimbursement Ratio" shall be calculated and fixed on the date on which a Permanent Deficit Event shall have occurred with respect to any PPF and shall mean, with respect to such PPF, (A) if the Covered Expense Ratio for such PPF on the Business Day preceding the date of such Permanent Deficit Event was greater than or equal to 1.50%, 100%; (B)
         if the Covered Expense Ratio for such PPF on the Business Day preceding the date of such Permanent Deficit Event was less than 1.50% and greater than or equal to 1.17%, the quotient of (i) 0.75% divided by
         (ii) the sum of (a) 0.75% plus (b) 1.50% minus the Covered Expense Ratio on the Business Day preceding the date of such Permanent Deficit Event; or (C) if the Covered Expense Ratio for such PPF on the Business Day preceding the date of such Permanent Deficit Event was less than 1.17%, the quotient of (i) the sum of (a) 0.75% plus (b)1.17% minus the Covered Expense Ratio on the Business Day preceding the date of such Permanent Deficit Event divided by (ii) the sum of (a) 1.08% plus (b) 1.17% minus the Covered Expense Ratio on the Business Day preceding the date of such Permanent Deficit Event.

                  "Permanent Fee Deficit Amount" shall mean, with respect to any PPF, on any Valuation Date, the product of (A) the quotient of (i) the Permanent Total Deficit Amount with respect to such PPF on the date on which a Permanent Deficit Event shall have occurred minus the Permanent Principal Deficit Amount with respect to such PPF divided by (ii) the Permanent Total Deficit Amount with respect to such PPF on the date on which a Permanent Deficit Event shall have occurred times (B) the Permanent Total Deficit Amount with respect to such PPF on such Valuation Date.

                  "Permanent Principal Deficit Amount" shall mean, with respect to any PPF, the excess, if any, of (a) the sum of the Present Value of the Aggregate Guarantee Amount plus the Present Value of Covered Expenses calculated using the Higher Covered Expense Ratio as the Covered Expense Ratio with respect to such PPF on the date on which a Permanent Deficit Event shall have occurred with respect to such PPF over (b) the Hypothetical Total Asset Value with respect to such PPF.

                  "Permanent Total Deficit Amount" shall mean, with respect to any PPF, on any Valuation Date, the excess, if any, of (a) the sum of the Present Value of the Aggregate Guarantee Amount plus the Present Value of Covered Expenses calculated using the Higher Covered Expense Ratio as the Covered Expense Ratio with respect to such PPF over (b) the Total Asset Value with respect to such PPF on such Valuation Date.

                  "Person" shall mean an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, Government Authority or other entity of whatever nature.

                  "Policy" shall have the meaning set forth in the recitals.

                  "Policy Fee" shall have the meaning set forth in Section 2.4.

                  "Portfolio Duration" shall mean, with respect to any group of securities, the Market Value weighted average Modified Duration of such securities as calculated using Lehman Brothers analytics or another widely recognized, reputable source as of the close of business on the Business Day preceding the relevant Valuation Date, based on the Market Value for each such security on such Business Day.

                  "Present Value of the Aggregate Guarantee Amount" shall mean, with respect to any PPF, on any Valuation Date, the quotient of (a) the Aggregate Guarantee Amount with respect to such PPF divided by (b)(i) the sum of one plus one half the Discount Rate with respect to such PPF on such Valuation Date (ii) compounded over twice the time remaining to the Maturity Date of such PPF.

                  "Present Value of Covered Expenses" shall mean, with respect to any PPF, on any Valuation Date, the product of (a) the Present Value of the Aggregate Guarantee Amount with respect to such PPF on such date times (b) the excess of (i) the sum of one plus the Covered Expense Ratio with respect to such PPF on such date, compounded over the time remaining to the Maturity Date of such PPF, over (ii) one.

                  "Rebalancing" shall have the meaning set forth in Section 3.5.

                  "Reimbursement Amount" shall mean, with respect to any PPF, on any Valuation Date, the excess, if any, of (a) the aggregate amount of reimbursement payments received as of such date by the Insurer from Aeltus with respect to such PPF pursuant to Section 2.5(a), plus interest on each such payment from the date such payment was received by the Insurer to, but excluding, such Valuation Date at the Discount Rate prevailing with respect to such PPF on the date such payment was received by the Insurer, over (b) the sum of the aggregate amount of any refunds made by the Insurer to Aeltus pursuant to Section 2.5(a) plus interest on each such refund from the date of such refund to, but excluding, such Valuation Date at the Discount Rate prevailing with respect to such PPF on the date of such refund.

                  "Repayment Obligation" shall have the meaning set forth in the recitals.

                  "Requirements of Law" shall mean, as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule, or regulation or determination of an arbitrator or a court or other Government Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

                  "Sector" shall mean one of the Sectors set forth in Annex B hereto, as amended from time to time in accordance with Section 6.1
         (g).

                  "Sector Index Weight" shall mean, on any Valuation Date, for each Sector, the percentage equivalent of a fraction, the numerator of which is the sum of the Index Equity Capitalizations for all Index Equities belonging to such Sector on such Valuation Date and the denominator of which is the Total Index Capitalization on such Valuation Date.

                  "Selection Guidelines" shall mean the investment guidelines described in Annex A.

                  "S&P" shall mean Standard and Poor's Ratings Service, a division of McGraw Hill Companies, Inc.

                  "S&P 500 Index" shall mean the index of 500 equity securities known as the Standard and Poor's 500 Composite Index of 500 Stocks and as compiled by S&P and published by FactSet Data Systems, Inc. or another widely recognized, reputable source.

                  "Theoretical Zero Modified Duration" shall mean, with respect to any PPF on any Valuation Date, the Modified Duration of the U.S. Treasury zero coupon bond whose maturity date exactly matches the Maturity Date of such PPF or, if no such U.S. Treasury zero coupon bond exists, the Modified Duration of a proxy U.S. Treasury zero coupon bond whose maturity date exactly matches the Maturity Date of such PPF and whose current yield to maturity is based on the interpolated yield to maturity of the two U.S. Treasury zero coupon bonds which mature immediately preceding and immediately following the Maturity Date of such PPF.

                  "Total Asset Value" shall mean, with respect to any PPF, on any Valuation Date, an amount equal to the excess of (a) the sum of:

                         (i) the aggregate Market Value of all Index Equities
                  held by such PPF on such Valuation Date;

                         (ii) the aggregate Market Value of all Cash Equivalents
                  held by such PPF (less Cash Associated with Futures and Cash Margin with respect to such PPF) on such Valuation Date;

                         (iii) the aggregate Market Value of all U.S. Treasury
                  and Agency Zeroes held by such PPF on such Valuation Date;

                         (iv) the aggregate Market Value of all Corporate Bonds
                  held by such PPF on such Valuation Date;

                         (v) the aggregate Market Value of all Cash Margin held
                  by such PPF; and

                         (vi) the aggregate Market Value of all Index Futures
                  held by such PPF on such Valuation Date,

         over (b) an amount equal to the aggregate amount of accrued and unpaid expenses and other liabilities of such PPF.

                  "Total Index Capitalization" shall mean, on any Valuation Date, the sum of the Index Equity Capitalizations on such Valuation Date for all Index Equities (other than Aetna Inc.).

                  "Trading Day" shall mean each day on which the NYSE is open for regular trading for at least two hours.

                  "Transaction Documents" shall mean, with respect to a PPF, this Agreement, the PPF's prospectus and statement of additional information, the investment advisory agreement between Aeltus and the Fund, on behalf of the PPF and the Custodian Service Agreement, as each may be amended, supplemented or otherwise modified from time to time.

                  "U.S. Treasury Futures" shall mean futures contracts on U.S. Treasury securities.

                  "U.S. Treasury Futures Spread" shall mean, for any PPF, on any Valuation Date, the sum of the product for each U.S. Treasury Future held by such PPF of (a) the Notional Value of such U.S. Treasury Future times (b) the excess of (i) the yield on such U.S. Treasury Future's cheapest-to-deliver bond as published by Bloomberg, L.P. over (ii) the Federal Reserve's targeted Fed Funds rate on such date as published by Bloomberg, L.P. (this rate may be found on Bloomberg by typing in FDTR [less than symbol]Index[greater than symbol] [less than symbol]Go[greater than symbol]).

                  "U.S. Treasury or Agency Zeroes" shall mean non-callable non-interest bearing obligations of (A) the United States of America and (B) the following U.S. Government Agencies: Fannie Mae, Freddie Mac, Federal Home Loan Bank, Resolution Funding Corporation, Financing Corporation and Tennessee Valley Authority; these obligations may include, without limitation: Certificates of Accrual on Treasury Securities (CATS); Treasury Investment Growth Receipts (TIGRs); Generic Treasury Receipts (TRs); and Separate Trading of Registered Interest and Principal of Securities (STRIPS).

                  "Valuation Date" shall mean, for any Trading Day, as of the close of trading on the immediately preceding Trading Day.

                  Section 1.2 Generic Terms. All words used herein shall be construed to be of such gender or number as the circumstances require. The words "herein," "hereby," "hereof," "hereto," "hereinbefore" and "hereinafter," and words of similar import, refer to this Agreement in its entirety and not to any particular paragraph, clause or other subdivision, unless otherwise specified, and Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified.

                  Section 1.3 Valuation Calculations. All calculations to be made herein shall be made on a basis that assumes that all acquisitions and dispositions of assets are settled as of the related trade date, not the settlement date.


                                   ARTICLE II
                                  THE POLICIES

                  Section 2.1 Policies. The Insurer agrees, subject to the conditions hereinafter set forth, to issue up to six Policies to the Fund during the period commencing on the Effective Date and ending on December 31, 2000 in an aggregate amount up to $250,000,000. Each Policy shall (i) be issued on an Inception Date with respect to a PPF, (ii) guarantee the Aggregate Guarantee Amount with respect to such PPF on the date which is five years from the issuance date of such Policy (the "Maturity Date"), (iii) be in an amount equal to the Aggregate Guarantee Amount on the Inception Date with respect to such PPF, (iv) be in an amount not less than $25,000,000 and (v) terminate by its terms on the earlier of (A) the second Business Day immediately succeeding the Maturity Date with respect to such PPF or (B) any date on which the Aggregate Guarantee Amount with respect to such PPF equals zero.

                  Section 2.2 Procedure for Issuance of Policies. The Fund may from time to time request that the Insurer issue a Policy by delivering to the Insurer at its address for notices specified herein an application therefor substantially in the form of Exhibit C (each an "Application"), completed to the satisfaction of the Insurer, and such other information with respect to the related PPF as the Insurer may reasonably request. Upon receipt of any Application and satisfaction of the conditions precedent therefor set forth in
Section 2.3(b), the Insurer shall promptly issue and deliver to the Fund at its address for notices specified herein the Policy requested thereby duly authorized and executed by the Insurer (but in no event shall the Insurer send any Policy to the Fund later than five Business Days after its receipt of the Application therefor or be required to send any Policy to the Fund earlier than two Business Days after its receipt of the Application therefor).

                  Section 2.3 Conditions Precedent to Effectiveness. (a) The effectiveness of this Agreement is subject to the satisfaction of the following conditions:

                  (i) The Transaction Documents and the Custodian Agreement shall be in full force and effect and the Transaction Documents shall be in form and substance satisfactory to the Insurer and each Transaction Document shall have been delivered to the Insurer;

                  (ii) The Insurer and the Fund shall have received a certificate of the Secretary or Assistant Secretary of Aeltus, as to the incumbency and signature of the officers or other employees of Aeltus authorized to sign this Agreement and the other Transaction Document to which it is a party on behalf of Aeltus, together with evidence of the incumbency of such Secretary or Assistant Secretary, certified by the Secretary or Assistant Secretary of Aeltus;

                  (iii) The Insurer and Aeltus shall have received a certificate of the Secretary or Assistant Secretary of the Fund as to the incumbency and signature of the officers or other employees of the Fund authorized to sign this Agreement and the Transaction Documents to which it is a party on behalf of the Fund, together with evidence of the incumbency of such Secretary or Assistant Secretary, certified by the Secretary or Assistant Secretary of the Fund;

                  (iv) Aeltus and the Fund shall have received a certificate of the Secretary or Assistant Secretary of the Insurer as to the incumbency and signature of the officers or other employees of the Insurer authorized to sign this Agreement on behalf of the Insurer, together with evidence of the incumbency of such Secretary or Assistant Secretary, certified by the Secretary or Assistant Secretary of the Insurer;

                  (v) The Insurer shall have received certificates of the Secretary or Assistant Secretary of Aeltus certifying that attached thereto are true, complete and correct copies of the resolutions duly adopted by the Board of Directors of Aeltus authorizing the execution of this Agreement and all Transaction Documents to which Aeltus is a party;

                  (vi) The Insurer shall have received certificates of the Secretary or Assistant Secretary of the Fund certifying that attached thereto are true, complete and correct copies of resolutions duly adopted by the Board of Directors of the Fund authorizing the execution of this Agreement and all Transaction Documents to which it is a party;

                  (vii) Each party to this Agreement shall have received the following executed legal opinions, in form and substance satisfactory to each of the parties hereto:

                         (A) the opinion of Amy R. Doberman, Esq., counsel to Aeltus, substantially to the effect set forth in Exhibit D.

                         (B)  the opinion of ____________________,
                              __________________ of the Custodian, substantially to the effect set forth in Exhibit E.

                         (C)  the opinion of _____________________, Associate
                              General Counsel and Vice President of the Insurer, substantially to the effect set forth in Exhibit F.

                         (D) the opinion of Amy R. Doberman, Esq., Counsel to the Fund, substantially to the effect set forth in Exhibit G.

                  (viii) All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by this Agreement and the other Transaction Documents shall be satisfactory in form and substance to the Insurer, and the Insurer shall have received such other documents and legal opinions in respect of any aspect or consequence of the transactions contemplated hereby or thereby as it shall reasonably request.

                  (b) The obligation of the Insurer to issue each Policy is subject to the satisfaction of the following conditions on the Inception Date with respect to the related PPF:

                  (i) The registration statement with respect to such PPF shall have been filed with and declared effective by the U.S. Securities and Exchange Commission, and a copy of each prospectus and statement of additional information shall have been delivered to the Insurer;

                  (ii) The Insurer shall have received a certificate of the Secretary or Assistant Secretary of the Fund dated as of such Inception Date certifying that attached thereto are true, complete and correct copies of the resolutions duly adopted by the Board of Directors authorizing the creation of such PPF;

                  (iii) Each of the representations and warranties made by Aeltus and the Fund in or pursuant to the Transaction Documents shall be true and correct in all material respects on and as of such date;

                  (iv) No Default or Event of Default shall have occurred and be continuing on such date;

                  (v) No statute, rule, regulation or order shall have been enacted, entered or deemed applicable by any Government Authority which would make the transactions contemplated by any of the Transaction Documents illegal or otherwise prevent the consummation thereof; and

                  (vi) All proceedings, and all documents, instruments and other legal matters in connection with the creation of such PPF shall be satisfactory in form and substance to the Insurer.

                  Section 2.4 Premiums. In consideration of the issuance by the Insurer of each Policy with respect to a PPF, the Fund shall pay to the Insurer a fee in an amount equal to 0.33% per annum of the average daily NAV of such PPF during the Guarantee Period (the "Policy Fee") payable monthly in arrears (each a "Fee Payment Date"). Policy Fees payable on each Fee Payment Date shall be calculated based on a 365- or 366-day year and the actual number of days elapsed.

                  Section 2.5 Reimbursement Obligations. If, after any Rebalancing on any Trading Day pursuant to Section 3.5 with respect to any PPF,
(x) all of the assets of such PPF are, or are required to be, invested solely in U.S. Treasury and Agency Zeroes and Cash Equivalents, and (y) the Covered Expense Ratio was less than the Higher Covered Expense Ratio on the Valuation Date for such Trading Day, a "Permanent Deficit Event" shall be deemed to have occurred. After the occurrence of a Permanent Deficit Event with respect to any PPF, Aeltus hereby agrees to pay to the Insurer from time to time an amount equal to each payment of any amount made for any reason by such PPF to Aeltus, within two Business Days of the date of Aeltus' receipt of such payment, until the first Valuation Date on which the Reimbursement Amount with respect to such PPF equals or exceeds the product of the Permanent Deficit Reimbursement Ratio and the Permanent Fee Deficit Amount for such PPF on such Valuation Date. Thereafter, the Insurer hereby agrees to pay to Aeltus, on a quarterly basis, on the last Business Day of each calendar quarter and on the Maturity Date of such PPF, the excess, if any, of the Reimbursement Amount with respect to such PPF over the product of the Permanent Deficit Reimbursement Ratio for such PPF times the Permanent Fee Deficit Amount for such PPF as of the last Valuation Date of such calendar quarter or such Maturity Date, as the case may be.

                  Section 2.6 Indemnification. (a) In addition to any and all rights of reimbursement or any other rights pursuant hereto or under law or equity, Aeltus agrees (i) to pay, or reimburse, the Insurer for all of its reasonable out-of-pocket costs and expenses (including, without limitation as provided in Section 7.4, the reasonable fees and disbursements of its counsel) incurred in connection with the negotiation, preparation, execution and delivery of this Agreement, the other Transaction Documents and any amendment, supplement or modification thereof, or waiver or consent thereunder, (ii) to pay, or reimburse, the Insurer for all of its reasonable out-of-pocket costs and expenses (including, without limitation, the reasonable fees and disbursements of its counsel) incurred in connection with the enforcement or preservation of any rights under the Transaction Documents, (iii) to pay, indemnify, and hold the Insurer harmless from any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes (excluding income taxes), if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of the Transaction Documents and (iv) to pay, indemnify and hold the Insurer and its officers, directors and employees (each an "Indemnitee") harmless from and against any and all out-of-pocket liabilities (including penalties), obligations, losses, damages, actions, suits, demands, claims, judgments, costs, expenses or disbursements of any kind or nature whatsoever that arise out of, or in any way relate to or result from or out of (A) the transactions contemplated by the Transaction Documents or (B) any investigation or defense of, or participation in, any legal proceeding relating to the execution, delivery, enforcement, performance or administration of the Transaction Documents (whether or not such Indemnitee is a party thereto) (all the foregoing in clauses (i) through (iv) above, collectively, the "Indemnified Liabilities"); provided that Aeltus shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities arising from the gross negligence, bad faith or willful misconduct of any Indemnitee. Any payments required to be made by Aeltus under this Section 2.6 shall be due and payable by Aeltus on the 30th day after demand therefor.

                  (b) The indemnity provisions of this Section 2.6, as well as the reimbursement provisions set forth in Section 2.5, shall survive the termination of this Agreement.


                                   ARTICLE III
                               MANAGEMENT OF PPFs

                  Section 3.1 Eligible Investments. (a) Aeltus shall segregate the assets of each such PPF from all other series of the Fund and ensure that the investment of the assets of each independently satisfies the requirements of this Article III.

                  (b) Aeltus shall, subject to the restrictions of Sections 3.2, 3.3, 3.4 and 3.5, invest the assets of each PPF only in the following types of investments ("Eligible PPF Investments"):

                  (i) cash and the following short-term securities with remaining maturities of 180 days or less: (1) direct obligations of, and obligations fully guaranteed as to full and timely payment by the full faith and credit of, the United States of America, excluding U.S. Treasury and Agency Zeroes; (2) demand deposits, time deposits or certificates of deposit of any depository institution or trust company incorporated under the laws of the United States of America or any state thereof;

         provided that at the time of investment therein the commercial paper or other short-term unsecured debt obligations thereof shall be rated at least A-1 by S&P or P-1 by Moody's; (3) bankers acceptances issued by any depository institution or trust company referred to in clause (2) above; and (4) commercial paper having at the time of the investment therein a rating of at least A-1 by S&P or P-1 by Moody's;

                  (ii) U.S. Treasury or Agency Zeroes maturing on, or within the 90 days preceding, the Maturity Date with respect to such PPF;

                  (iii) Non-callable corporate debt securities maturing within the three years preceding or the three years following the Maturity Date with respect to such PPF and having a rating of at least AA- by S&P or Aa3 by Moody's; provided that if both Moody's and S&P have issued a rating thereon, such rating shall be no less than Aa3/AA-;

                  (iv) U.S. Treasury Futures;

                  (v)  Index Equities; and

                  (vi) Index Futures.

                  Section 3.2 Investment Limitations. Aeltus shall invest the assets of each PPF subject to the following limitations:

                  (a) all Cash Associated with Futures shall be invested in Cash Equivalents;

                  (b) each PPF shall hold Cash Equivalents having Market Value at all times at least equal to Cash Associated with Futures with respect to such PPF;

                  (c) the Market Value of all Cash Equivalents held by such PPF (less Cash Associated with Futures and Cash Margin with respect to such PPF) on any Valuation Date shall not exceed 4% of the Total Asset Value with respect to such PPF on such Valuation Date;

                  (d) no Cash Equivalent or U.S. Treasury or Agency Zero held by any PPF shall mature after the Maturity Date with respect to such PPF;

                  (e) at the time of any investment in Corporate Bonds by a PPF, no more than 2% of the Total Asset Value of such PPF shall be invested in Corporate Bonds issued by a particular issuer or its affiliates;

                  (f) the Notional Value of all U.S. Treasury Futures held by a PPF shall not exceed 50% of the Market Value of all Corporate Bonds held by such PPF on any Valuation Date;

                  (g) on any Valuation Date, the Portfolio Duration of the Corporate Bonds and U.S. Treasury Futures held by a PPF shall not be greater than the Theoretical Zero Modified Duration of such PPF nor less than the Theoretical Zero Modified Duration of such PPF minus 0.25;

                  (h) the aggregate Market Value of all Index Futures held by a PPF on any Valuation Date shall not exceed 20% of the sum of (i) the aggregate Market Value of all such Index Futures and (ii) the aggregate Market Value of all Index Equities held by such PPF on such Valuation Date;

                  (i) any Corporate Bond held by a PPF rated less than AA- by S&P or less than Aa3 by Moody's shall be sold by such PPF with 15 Business Days following the public announcement of such rating, and

                  (j) no investment shall be made in securities issued by Aetna Inc.

                  Section 3.3 Index Equity Selection Guidelines. Aeltus shall make each investment in Index Equities in any PPF in accordance with the Selection Guidelines. Aeltus shall not make any material change in the Selection Guidelines, including without limitation, the investment selection methodology described therein, without the prior written consent of the Insurer.

                  Section 3.4 Index Equity Diversification and Capitalization Requirements. Aeltus shall invest the assets of each PPF, to the extent such PPF holds any Index Equities, such that the following requirements are satisfied as of each Valuation Date:

                  (a) each PPF shall be invested in at least 400 of the 500 Index Equities; provided that no investment in an Index Equity will be included for the purposes of satisfying the requirements set forth in this paragraph (a) unless the Fund Weight with respect to such PPF and such Index Equity equals or exceeds 40% of the Index Weight for such Index Equity;

                  (b) the aggregate of the Index Weights with respect to each of the Index Equities which are held by such PPF and which satisfy the requirements of paragraph (a) above shall not be less than 85%;

                  (c) the Fund Weight with respect to such PPF and each Index Equity held by such PPF shall not exceed 200% of the Index Weight for such Index Equity; and

                  (d) the Fund Sector Weight with respect to such PPF for each Sector shall not: (i) exceed 135% of the Sector Index Weight for such Sector or
(ii) be less than 65% of the Sector Index Weight for such Sector.

                  Aeltus shall demonstrate its compliance with the requirements and limitations set forth in this Section 3.4 by providing to the Insurer, within 10 calendar days of the end of each month, a report for each PPF as of such month end, substantially in the form attached hereto as Exhibit H.

                  Section 3.5 Asset Allocation and Rebalancing. (a) If, with respect to any PPF, prior to the open of trading on the NYSE on any Trading Day, the excess of (1) the sum of:

                  (i) 70% of the aggregate Market Value of all Index Equities held by such PPF on the Valuation Date for such Trading Day,

                  (ii) the aggregate Market Value of all Cash Equivalents held in such PPF (less Cash Associated with Futures and Cash Margin with respect to such PPF) on the Valuation Date for such Trading Day,

                  (iii) the aggregate Market Value of all U.S. Treasury and Agency Zeroes held by such PPF on the Valuation Date for such Trading Day,

                  (iv) the aggregate Market Value of all Corporate Bonds held by such PPF on the Valuation Date for such Trading Day,

                  (v) the aggregate Market Value of all Cash Margin held by such PPF on the Valuation Date for such Trading Day, and

                  (vi) 70% of the aggregate Market Value of all Index Futures held by such PPF on such Trading Day,

over (2) an amount equal to the aggregate amount of accrued and unpaid expenses and other liabilities of such PPF (the "Adjusted Total Asset Value") is less than the Asset Allocation Threshold, Aeltus shall sell a portion of the Index Equities held by such PPF and reinvest the proceeds of such sale in U.S. Treasury or Agency Zeroes, Corporate Bonds and/or Cash Equivalents such that, after giving effect to such sale and reinvestment of proceeds, the Adjusted Total Asset Value would equal or exceed the sum of the Present Value of the Aggregate Guarantee Amount plus the Present Value of Covered Expenses with respect to such PPF (each such divestiture and reinvestment, a "Rebalancing"). The foregoing determination (an "Asset Allocation Test") shall be performed by Aeltus with respect to each PPF prior to the open of trading on the NYSE on each Trading Day. If, on any Trading Day, Aeltus fails to effect a Rebalancing required by this Section 3.5, Aeltus shall provide the Insurer and the Custodian with written notice of such failure prior to the next succeeding Trading Day.

                  (b) If, on any Trading Day, with respect to any PPF, the aggregate Market Value of all Index Equities permitted to be held by such PPF in accordance with the Asset Allocation Test is less than 40% of the Total Asset Value of such PPF, Aeltus shall seek to sell all Corporate Bonds held by such PPF on such Trading Day and reinvest the proceeds thereof in U.S. Treasury or Agency Zeroes or Cash Equivalents.

                  (c) Aeltus shall report the results of each Asset Allocation Test with respect to each PPF for each Trading Day in a report substantially in the form attached hereto as Exhibit I, and shall deliver each such report to the Insurer prior to the opening of business on the next succeeding Trading Day.


                                   ARTICLE IV
                                EVENTS OF DEFAULT

                  Section 4.1 Default. If any of the following events (each, an "Event of Default") shall occur and be continuing:

                  (a) Aeltus shall default in its observance or performance of any agreement or obligation contained in Section 3.1 or 3.5(b) and such default shall continue unremedied for a period of three Trading Days;

                  (b) Aeltus shall default in its observance or performance of any agreement or obligation contained in Section 3.2, 3.3 or 3.4 and such default shall continue unremedied for a period of three Trading Days; provided, however that Aeltus shall not be in default of its obligations contained in Section 3.2(c) on any Trading Day on which the market for Treasury obligations of the U.S. Government is closed;

                  (c) Aeltus shall default in its observance or performance of any agreement or obligation contained in Section 3.5(a) or 3.5(c) and such default shall continue unremedied for a period of one Trading Day;

                  (d) Aeltus or the Fund shall default in the observance or performance of any agreement or obligation contained in this Agreement (other than any obligation or agreement referred to in paragraphs (a) through (c) above) and such default remains unremedied for a period of 15 Trading Days after the date on which written notice thereof shall have been given by the Insurer to Aeltus; or

                  (e) Any representation or warranty made or deemed made by Aeltus or the Fund in this Agreement or which is contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement shall prove to have been incorrect in any material respect on or as of the date made or deemed made and such breach remains unremedied for a period of 15 Trading Days after the date on which written notice thereof shall have been given by the Insurer to Aeltus or the Fund;

then and only then the Insurer shall have the right to direct the investment of funds in the particular PPF or PPFs pursuant to Section 3 of the Custodian Service Agreement in the manner and to the extent provided in Section 4.2.

                  Section 4.2 Remedies. (a) After the occurrence and during the continuance of an Event of Default with respect to a PPF or an Event of Default not relating to a particular PPF, the Insurer shall have the right to deliver to Aeltus and the Custodian an Event of Default Notice (as defined in the Custodian Service Agreement). During the period (the "Default Period") from and including the date on which the Custodian receives an Event of Default Notice from the Insurer to and excluding the Business Day following the date on which the Insurer gives the Custodian a Cure Notice (as defined in the Custodian Service Agreement), the Insurer shall have the right to direct the investment of the PPF as to which such Event of Default shall have occurred or all PPF's, as the case may be, by delivering to the Custodian, pursuant to Section 3 of the Custodian Service Agreement, as described below. In the event that during the Default Period the Insurer receives written investment instructions from Aeltus, the Insurer shall promptly forward such instructions to the Custodian unless the Insurer determines that the execution of such instructions would result in the occurrence of another Default or, after the occurrence and during the continuance of an Event of Default specified in Section 4.1 (a), (b) or (c), that the execution of such instructions would not result in the cure of the breach causing such Event of Default.

                  (b) In the event that during a Default Period and after the occurrence and during the continuance of an Event of Default with respect to a PPF specified in Section 4.1 (a), (b) or (c) herein, the Insurer shall not have received written investment instructions from Aeltus with respect to such PPF in the format set forth in the Custodian Service Agreement, the execution of which would result in the cure of the breach causing such Event of Default, without resulting in the occurrence of another Default, by 10:00 a.m., New York City time, on the later of the first day of such Default Period and the Trading Day after the occurrence of such Event of Default, the Insurer shall have the right to provide the Custodian with its own investment instructions pursuant to
Section 3 of the Custodian Service Agreement, subject to the following conditions:

                  (i) after giving effect to any changes to the investments of such PPF at the direction of the Insurer, the investments of such PPF shall be consistent with Article III;

                  (ii) any changes made to the investments of such PPF at the direction of the Insurer shall be limited to those that are reasonably necessary to cure the breach causing such Event of Default;

                  (iii) if such Event of Default is specified in Section 4.1(a) or (b), the Insurer shall direct the sale of the specific securities necessary to cure the breach causing such Event of Default; further, if the securities which the Insurer directs to be sold are equity securities, then the Insurer shall reinvest the proceeds therefrom in Index Equities by directing the purchase, to the extent practicable, of a pro rata portion of the Index Equities held by the PPF as to which such Event of Default shall have occurred, unless doing so would result in another Event of Default pursuant to Section 4.1(c), in which case the Insurer shall reinvest the proceeds in U.S. Treasury or Agency Zeroes; if the securities which the Insurer must cause to be sold are fixed income securities, then the Insurer shall reinvest the proceeds therefrom in eligible U.S. Treasury or Agency Zeroes; and

                  (iv) if such Event of Default is specified in Section 4.1(c), the minimum amount of Index Equities or Index Futures as is reasonably necessary, after giving effect to the reinvestment of the proceeds thereof in U.S. Treasury or Agency Zeroes or Cash Equivalents, to cause the Adjusted Total Asset Value with respect to the PPF as to which such Event of Default shall have occurred to equal the sum of the Present Value of the Aggregate Guarantee Amount plus the Present Value of Covered Expenses with respect to such PPF, shall be sold; further, to the extent practicable, a pro rata portion of the Index Equities and the Index Futures held by the PPF as to which such Event of Default shall have occurred shall be sold.

                  (c) In the event that, after the occurrence and during the continuance of an Event of Default specified in Section 4.1(d) or (e), the Insurer shall not have received written instructions from Aeltus or the written instructions received from Aeltus would result in the occurrence of a Default, then the Insurer shall have no right to direct the investment of the PPF as to which such Event of Default shall have occurred pursuant to Section 3 of the Custodian Service Agreement or otherwise, provided no Event of Default specified in Section 4.1(a), (b) or (c) shall have occurred and be continuing. If an Event of Default specified in Section 4.1(d) or (e) shall occur and be continuing, it shall be deemed to have occurred with respect to all PPFs.

                  (d) After the occurrence and during the continuance of an Event of Default, Aeltus shall deliver trade instructions only through the Insurer in accordance with this Section 4.2 with respect to the PPF as to which the Event of Default has occurred.

                  (e) Upon the cure of an Event of Default, the Insurer shall give prompt written notice of such cure to Aeltus and, unless another Event of Default shall have occurred and be continuing, shall promptly give a Cure Notice to the Custodian pursuant to the Custodian Service Agreement. Other than after the occurrence and during the continuance of an Event of Default, the Insurer shall have no right to direct the investment of funds in the PPFs.


                                    ARTICLE V
                         REPRESENTATIONS AND WARRANTIES

                  Section 5.1 Representations and Warranties of Aeltus. To induce the Insurer to enter into this Agreement and to issue the Policies, Aeltus hereby represents and warrants to the Insurer that:

                  (a) Aeltus (i) is a Connecticut corporation duly organized, validly existing and in good standing under the laws of the State of Connecticut, (ii) has the corporate power and authority, and the legal right, to own its assets and to transact the business in which it is engaged, (iii) is duly qualified to do business and is in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification except where the failure to so qualify would not have a material adverse effect on Aeltus' ability to perform its obligations under the Transaction Documents and (iv) is in compliance with all Requirements of Law except where non-compliance would not have a material adverse effect on Aeltus' ability to perform its obligations under the Transaction Documents or the validity or enforceability of the Transaction Documents.

                  (b) Aeltus has the corporate power and authority, and the legal right, to execute, deliver and perform the Transaction Documents to which it is a party and has taken all necessary action required by applicable Requirements of Law to authorize the execution, delivery and performance of the Transaction Documents to which it is a party. Except as has been obtained, no consent or authorization of, filing with, or other act by or in respect of, any Government Authority or any other Person is required in connection with the execution, delivery, performance, validity or enforceability by or against Aeltus of the Transaction Documents to which it is a party. This Agreement has been, and each other Transaction Document to which Aeltus is a party will be, duly executed and delivered on behalf of Aeltus. This Agreement constitutes, and each other Transaction Document to which Aeltus is a party, when executed and delivered, will constitute, a legal, valid and binding obligation of Aeltus enforceable against Aeltus in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

                  (c) The execution, delivery and performance of the Transaction Documents to which Aeltus is a party will not violate any Requirement of Law or Contractual Obligation of Aeltus and will not result in, or require, the creation or imposition of any Lien on any of its property, assets or revenues pursuant to any such Requirement of Law or Contractual Obligation except where such violation would not have a material adverse effect on Aeltus' ability to perform its obligations under the Transaction Documents or the validity or enforceability of the Transaction Documents.

                  (d) No litigation, proceeding or investigation of or before any arbitrator or Governmental Authority is pending or threatened by or against Aeltus or against any of its properties or revenues (i) asserting the invalidity or unenforceability of any of the Transaction Documents, (ii) seeking to prevent the consummation of any of the transactions contemplated by the Transaction Documents or (iii) seeking any determination or ruling that might materially and adversely affect (A) Aeltus' ability to perform its obligations under the Transaction Documents, (B) the validity or enforceability of the Transaction Documents or (C) the Insurer.

                  Section 5.2 Representations and Warranties of the Fund. The Fund hereby represents and warrants to the Insurer that:

                  (a) The Fund (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland; (ii) has the corporate power and authority, and the legal right, to own its assets and to transact the business in which it is engaged; (iii) is duly qualified to do business and is in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification except where the failure to so qualify would not have a material adverse effect on the Fund's ability to perform its obligations under the Transaction Documents; and (iv) is in compliance with all Requirements of Law except where non-compliance would not have a material adverse effect on the Fund's ability to perform its obligations under the Transaction Documents or the validity or enforceability of the Transaction Documents.

                  (b) The Fund has the corporate power and authority, and the legal right, to execute, deliver and perform this Agreement and has taken all necessary action required by applicable Requirements of Law to authorize the execution, delivery and performance of this Agreement. No consent or authorization of, filing with, or other act by or in respect of, any Government Authority or any other Person is required in connection with the execution, delivery, performance, validity or enforceability by or against the Fund of the Transaction Documents to which it is a party, other than a filing made under the Securities Act of 1933 and the Investment Company Act of 1940. This Agreement has been duly executed and delivered on behalf of the Fund and constitutes a legal, valid and binding obligation of the Fund enforceable against the Fund in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

                  (c) The execution, delivery and performance of the Transaction Documents to which it is a party will not violate any Requirement of Law or Contractual Obligation of the Fund and will not result in, or require, the creation or imposition of any Lien on any of its property, assets or revenues pursuant to any such Requirement of Law or Contractual Obligation except where such violation would not have a material adverse effect on the Fund's ability to perform its obligations under the Transaction Documents to which it is a party or the validity or enforceability of the Transaction Documents to which it is a party.

                  (d) No litigation, proceeding or investigation of or before any arbitrator or Governmental Authority is pending or threatened by or against the Fund or against any of its properties or revenues (i) asserting the invalidity or unenforceability of this Agreement, (ii) seeking to prevent the consummation of any of the transactions contemplated by the Transaction Documents to which it is a party or (iii) seeking any determination or ruling that might materially and adversely affect (A) the Fund's ability to perform its obligations under this Agreement, (B) the validity or enforceability of this Agreement or (C) the Insurer.


                                   ARTICLE VI
                                    COVENANTS

                  Section 6.1 Covenants of Aeltus. Aeltus hereby covenants and agrees that during the term of this Agreement:

                  (a) it shall comply in all material respects with the terms and conditions of the Transaction Documents to which it is a party and shall provide the Insurer with written notice immediately upon becoming aware of any material breach by it of the provisions of any such agreements;

                  (b) it shall not amend, supplement or otherwise modify, or agree to any waiver with respect to any provision of the Custodian Service Agreement without the prior written consent of the Insurer;

                  (c) it shall promptly notify the Insurer of any information or event, to the knowledge of Aeltus, that would be reasonably likely to result, through passage of time or otherwise, in the occurrence of an Event of Default;

                  (d) it shall provide to the Insurer copies of the prospectus provided to potential PPF Shareholders and such additional information with respect to the PPFs as the Insurer may from time to time reasonably request;

                  (e) it shall not amend or otherwise modify the Sectors as set forth on Annex B, without the prior written consent of the Insurer; and

                  (f) it shall not terminate any PPF during the Guarantee Period prior to the Maturity Date.

                  Section 6.2 Covenants of the Fund.

                  (a) in the event that either it or the Custodian shall terminate the Custodian Agreement or the Custodial Services Agreement, it shall enter into a custodian agreement and a Custodian Service Agreement with a successor Custodian prior to the effective date of such termination;

                  (b) within 90 days of the end of each PPF's fiscal year, it shall provide to the Insurer the financial statements for each PPF with respect to such fiscal year, audited by independent public accountants;

                  (c) other than in connection with a Distribution to PPF Shareholders, it shall not divide the shares of any PPF into a greater number of shares of lesser value or combine them into a lesser number of shares of greater value; and

                  (d) it shall not replace Aeltus as investment adviser to any PPF unless the successor adviser is subject to terms and conditions substantially similar to those contained in this Agreement.


                                   ARTICLE VII
                               FURTHER AGREEMENTS

                  Section 7.1 Obligations Absolute. The obligations of Aeltus and the Fund pursuant to this Agreement are absolute and unconditional and will be paid or performed strictly in accordance with the respective terms thereof, irrespective of:

                  (a) any lack of validity or enforceability of, or any amendment or other modification of, or waiver with respect to, the Transaction Documents;

                  (b) any amendment or waiver of, or consent to departure from, the Policies or any Transaction Document;

                  (c) the existence of any claim, set-off, defense or other rights either may have at any time against the other, any beneficiary or any transferee of the Policies (or any persons or entities for whom any such beneficiary or any such transferee may be acting), the Insurer or any other person or entity whether in connection with the Policies, this Agreement or any unrelated transactions;

                  (d) any statement or any other document presented under the Policies (including any Notice for Payment (as defined in the Policies)) proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever;

                  (e) the inaccuracy or alleged inaccuracy of any Notice for Payment upon which any drawing under a Policy is based;

                  (f) payment by the Insurer under a Policy against presentation of a draft of certificate which does not comply with the terms of such Policy, provided that such payment shall not have constituted gross negligence or willful misconduct or bad faith of the Insurer;

                  (g) any default or alleged default of the Insurer under a Policy other than a default with respect to payment thereunder; or

                  (h) any other circumstance or happening whatsoever, provided that the same shall not have constituted gross negligence, willful misconduct or bad faith of the Insurer and to the extent that such do not result in a default with respect to payments under the Policies.

                  Section 7.2 Reinsurance and Assignments. The Insurer shall have the right to give participation in its rights under this Agreement and to enter into contracts of reinsurance with respect to the Policies, provided that the Insurer agrees that any such disposition will not alter or affect in any way whatsoever the Insurer's direct obligations hereunder and under the Policies. Neither Aeltus nor the Fund may assign its obligations under this Agreement without the prior written consent of the Insurer.

                  Section 7.3 Fund Liability. Any other provision to the contrary notwithstanding, any liability of the Fund under this Agreement with respect to a PPF, or in connection with the transactions contemplated herein with respect to a PPF, shall be discharged only out of the assets of that PPF, and no other portfolio of the Fund shall be liable with respect thereto.

                  Section 7.4 Liability of the Insurer. Aeltus and the Fund agree that neither the Insurer, nor any of its officers, directors or employees shall be liable or responsible for (except to the extent of its own or their gross negligence, willful misconduct or bad faith) (a) the use which may be made of any Policy by any Person or for any acts or omissions of another Person in connection therewith or (b) the validity, sufficiency, accuracy or genuineness of any documents delivered to the Insurer, or of any endorsement(s) thereon, even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged. In furtherance and not in limitation of the foregoing, the Insurer may accept documents that appear on their face to be in order, without responsibility for further investigation (except to the extent that the Insurer acted with gross negligence, willful misconduct or bad faith).

                  Section 7.5 Fees and Expenses. Aeltus agrees to pay all reasonable costs and expenses in connection with the preparation, execution and delivery of the Transaction Documents and all other documents delivered with respect thereto, including, without limitation, the fees of Moody's and S&P incurred by the Insurer in connection with this Agreement and the transactions contemplated hereby and by the other Transaction Documents and the fees of Simpson Thacher & Bartlett, counsel to the Insurer. All such fees, costs and expenses shall be payable on or prior to the date which is 30 days from the date on which an invoice for any such fees, costs and expenses shall have been presented to Aeltus.


                                  ARTICLE VIII
                                  MISCELLANEOUS

                  Section 8.1 Amendments and Waivers. No amendment or waiver of any provision of this Agreement nor consent to any departure therefrom, shall in any event be effective unless in writing and signed by all of the parties hereto; provided that any waiver so granted shall extend only to the specific event or occurrence so waived and not to any other similar event or occurrence which occurs subsequent to the date of such waiver. Aeltus shall provide Moody's with written notice of any amendment or waiver of the provisions of this Agreement.

                  Section 8.2 Notices. Except to the extent otherwise expressly provided herein, all notices, requests and demands to or upon the respective parties hereto and Moody's to be effective shall be in writing (and if, sent by mail, certified or registered, return receipt requested) or confirmed facsimile transmission and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of facsimile transmission, when sent, addressed as follows:

         If to Aeltus:
         -------------

                  Aeltus Investment Management, Inc.
                  10 State House Square, SH11
                  Hartford, Connecticut 06103-3602
                  Attention: Vice President & General Counsel
                  Telephone: (860) 275-2032
                  Facsimile: (860) 275-2158

         If to the Fund:
         ---------------

                  10 State House Square, SH14
                  Hartford, Connecticut  06103-3602
                  Attn: President
                  Telephone: (860) 275-3055
                  Facsimile: (860) 275-3394

         If to the Insurer:
         ------------------

                  MBIA Insurance Corporation
                  113 King Street
                  Armonk, New York 10504
                  Attention: Mr. Kevin Loescher
                  Telephone: 914/765-3933
                  Facsimile: 914/765-3161

         If to Moody's:
         --------------

                  Moody's Investors Service
                  99 Church Street
                  New York,  New York
                  Attention:
                  Telephone: (212)
                  Facsimile: (212)

         Section 8.3 No Waiver, Remedies and Severability. No failure on the part of the Insurer to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law. The parties further agree that the holding by any court of competent jurisdiction that any remedy pursued by the Insurer hereunder is unavailable or unenforceable shall not affect in any way the ability of the Insurer to pursue any other remedy available to it. In the event any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, the parties hereto agree that such holding shall not invalidate or render unenforceable any other provision hereof.

         Section 8.4 Payments. All payments to the Insurer hereunder shall be made in lawful currency of the United States in immediately available funds and shall be made prior to 2:00 p.m. (New York City time) on the date such payment is due by wire transfer to The Chase Manhattan Bank, ABA #021-000021, MBIA Insurance Corporation Account Number 910-2-721-728 or to such other office or account as the Insurer may direct. All payments to Aeltus hereunder shall be made in lawful currency of the United States and in immediately available funds
on the date such payment is due by wire transfer to                      , or to
such other office or account as the Fund may direct.

                  Whenever any payment under this Agreement shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such cases be included in computing interest or fees, if any, in connection with such payment.

                  Section 8.5 Governing Law. This Agreement shall be construed, and the obligations, rights and remedies of the parties hereunder shall be determined, in accordance with the laws of the State of New York.

                  Section 8.6 Counterparts. This Agreement may be executed in counterparts of the parties hereto, and each such counterpart shall be considered an original and all such counterparts shall constitute one and the same instrument.

                  Section 8.7 Paragraph Headings, Etc. The headings of paragraphs contained in this Agreement are provided for convenience only. They form no part of this Agreement and shall not affect its construction or interpretation.

                  Section 8.8 Termination. This Agreement shall terminate on the earlier of: (a) the first date as of which the final outstanding Policy has terminated in accordance with the provisions thereof and the Insurer has recovered all amounts owing to it hereunder or (b) the date on which the Aggregate Guarantee Amount with respect to each PPF equals zero. Any termination of this Agreement will be effective only upon the delivery to the Insurer of all Policies, whereupon the Policies will be cancelled and the Insurer's liabilities thereunder will cease.

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement, all as of the day and year first above mentioned.


                                MBIA INSURANCE CORPORATION,
                                as Insurer

                                By: ___________________________________________
                                      Name:
                                      Title:

                                AELTUS INVESTMENT MANAGEMENT, INC.

                                By: ___________________________________________
                                      Name:
                                      Title:


                                AETNA SERIES FUND, INC.

                                By: ___________________________________________
                                      Name:
                                      Title:

                                     ANNEX A
                  THE EQUITY PORTFOLIO ("INDEX PLUS LARGE CAP")

Investment                 The investment philosophy of the equity
philosophy                 portfolio, a quantitative "Index Plus Large Cap"
                           strategy, is based on the following principles:

                           [bullet] Rigorous quantitative analysis can identify
                                    those securities having the greatest
                                    likelihood of underperformance.

                           [bullet] A portfolio that avoids the underperforming
                                    securities in the S&P 500 will outperform the Index.

Quantitative               The process begins with output from an internally
ranking                    developed quantitative model that ranks every issue
                           in the S&P 500 using factors which Aeltus has identified as being predictors of relative performance. The model produces a weighted aggregate score, and ranks the universe.



Portfolio                  Screening and Weighting
construction
                           After the quantitative evaluation, well ranked stocks are overweighted and poorly ranked stocks are underweighted. Bottom decile stocks and Aetna Inc.
                           are not owned at all. If the data needed for such quantitative evaluation is not available for a particular company, the company will be held in the equity portfolio at its index weight.

                           Final Construction

                           Finally, the screened and weighted portfolio is tested to assure appropriate representation in each of the 12 S&P 500 industry sectors (as set forth in Annex B). If any sector of the Portfolio is less than 65% of the S&P 500 weight, Aeltus will increase its investment in that sector sufficiently to meet this criterion. Similarly, if any sector is greater than 135% of the S&P weight, Aeltus will decrease its investment in that sector sufficiently to meet this criterion. The portfolio is generally rebalanced monthly to reflect changes in rank and/or weighting components.

Use of Futures             Transaction efficiency is improved by using S&P 500
                           futures. They will represent no more than 20% of the equity portfolio, and will not be leveraged or used for speculative purposes.

                                     ANNEX B
                                   SECTOR LIST



                 Sector Abbreviation              Sector Name
                 -------------------              -----------

                 CAPG                             CAPITAL GOODS
                 TECH                             TECHNOLOGY
                 CONC                             CONSUMER CYCLICALS
                 CONN                             CONSUMER NON-CYCLICALS
                 HELT                             HEALTH CARE
                 RETL                             RETAILERS
                 RAWM                             RAW MATERIALS
                 TRAN                             TRANSPORTATION
                 ENGY                             ENERGY
                 FINN                             FINANCIAL
                 TELF                             TELEPHONE UTILITIES
                 ELUT                             ELECTRIC UTILITIES

                                                       ANNEX C

                                 SAMPLE CALCULATION OF HYPOTHETICAL TOTAL ASSET VALUE

                                                            If Actual Data Based       Then Hypothetical
                                                              on Actual Expense         Data if Higher
                                                               Ratio in Asset           Covered Expense
                                                              Allocation Model        Ratio had been used
                                                                    were:                  would be:
                                                            ----------------------   ----------------------
Business Day Preceding Permanent Deficit Event:
  -  Equity Percentage                                                      30.0%                    19.7%  (a)
  -  Discount Rate                                                          5.50%                    5.50%
  -  Remaining Time to Maturity (in Years)                                   4.00                     4.00
  -  Actual Expense Ratio in Asset Allocation Model                         1.40%                    1.40%
  -  Higher Covered Expense Ratio                                           2.25%                    2.25%
  -  Gross Principal Guarantee                                      $ 100,000,000            $ 100,000,000
  -  Present Value of Aggregate Guarantee Amount plus               $  85,093,654            $  85,093,654
     Present Value of Covered Expenses using Actual Expense
     Ratio
  -  Present Value of Aggregate Guarantee Amount plus               $  87,982,971            $  87,982,971
     Present Value of Covered Expenses using Higher Covered
     Expense Ratio
  -  Cash Equivalent Value                                          $           0            $           0
  -  Equity Portfolio Value                                         $  28,052,853            $  18,421,799  (b)
  -  Fixed Income Portfolio Value                                   $  65,456,657            $  75,087,712  (c)
  -  Total Asset Value                                              $  93,509,510            $  93,509,510  (d)
  -  Adjusted Total Asset Value                                     $  85,093,654            $  87,982,971

Date on Which Permanent Deficit Event Occurs
  -  Change in Equity Portfolio Value                                     -40.00%                  -40.00%  (e)
  -  Change in Disc. Rate                                                  -0.50%                   -0.50%
  -  Change in Fixed Income Portfolio Value                                 2.00%                    2.00%  (f)
  -  Cash Equivalent Value                                          $           0            $           0
  -  Equity Portfolio Value                                         $  16,831,712            $  11,053,079  (g)
  -  Fixed Income Portfolio Value                                   $  66,765,790            $  76,589,466  (h)
                                                                                         ------------------
  -  Total Asset Value                                              $  83,597,502            $  87,642,544  (i)
                                                                                         ------------------

(a) Amount of equity allowed in order for the Present Value of the Aggregate Guarantee Amount plus the Present Value of Covered Expenses using the Higher Covered Expense Ratio to exactly equal the Adjusted Total Asset Value.
(b)  The Total Asset Value times the equity percentage, or (a) times (d).
(c)  The Total Asset Value minus the Equity Portfolio Value, or (d) minus (b).
(d)  Equals the actual Total Asset Value as of this date.
(e)  Equals the actual change in the value of the actual Equity Portfolio.
(f)  Equals the actual change in the value of the actual Fixed Income Portfolio.
(g) Equals the adjusted hypothetical Equity Portfolio Value, or (b) times one plus (e).
(h) Equals the adjusted hypothetical Fixed Income Portfolio Value, or (c) times one plus (f).
(i) Equals the sum of the adjusted hypothetical Equity and Fixed Income Portfolio Values, or (g) plus (h).